Exhibit 10.1
March 17, 2026

Roderick A. Larson
President and Chief Executive Officer
Oceaneering International, Inc.
5875 North Sam Houston Parkway West, Suite 400
Houston, Texas 77041

Re: Change of Control Agreement

Dear Rod:

Oceaneering International, Inc., a Delaware corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a “Change of Control” (as defined herein) may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to assure the Company of the continuation of your service and to reinforce and encourage the attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control of the Company. In particular the Board believes it important, should the Company or its shareholders receive a proposal for or notice of transfer of control of the Company, or consider one itself, that you be able to assess and advise the Company whether such transfer would be or is in the best interests of the Company and its shareholders, and to take such other action regarding such transfer as the Board might determine to be appropriate without being influenced by the uncertainties of your own situation.
In order to induce you to remain in the employ of the Company, this letter agreement (this “Agreement”), prepared pursuant to authority granted by the Board, sets forth the compensation and severance benefits which the Company agrees will be provided to you should your employment with the Company be terminated in connection with a Change of Control under the circumstances described below, as well as certain other benefits which will be made available to you.
Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein. Certain capitalized terms used in this Agreement in connection with the description of
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various Plans are defined in the respective Plans, but if any conflicts with a definition herein contained, this Agreement shall prevail.
1.Termination of Employment in Connection with a Change of Control.
(a)During the Effective Period, if there is a termination of your employment with the Company either by the Company without Cause or by you for Good Reason either (x) prior to the Effective Date, unless it is reasonably demonstrated by the Company that such termination of your employment (a) was not at the request of a third party who has taken steps reasonably calculated to effect the Change of Control and (b) otherwise did not arise in connection with or anticipation of the Change of Control or (y) on or after the Effective Date, and if such Effective Period commences during the life of this Agreement, you shall be entitled to the following benefits:
(i)all benefits conferred upon you by the Severance Package, and
(ii)in addition, all benefits payable under the provisions either of the Plans and Other Plans in which you are a participant immediately prior to the Effective Date, or of those plans in existence at the time of your Termination Date or pursuant to any other agreement between you and the Company, whichever are more favorable to you, in accordance with the terms and conditions of such Plans or Other Plans, such benefits to be paid under such Plans or Other Plans and not under this Agreement to the extent they are more favorable to you.
(b)You shall also be entitled to any such benefits if your termination results from your death or Disability if your death or Disability occurs:
(i)during the Effective Period but after the Effective Date, and
(ii)with respect to the benefits conferred by the Severance Package only, after either it has been decided that you will be terminated without Cause during the Effective Period, or you have given notice of termination for Good Reason during the Effective Period;
(c)You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another Person after any Termination Date.
(d)Anything else in this Section 1 to the contrary notwithstanding, if (i) your employment is terminated in connection with a merger, consolidation or a tender offer or an exchange offer, (ii) you are entitled to the benefits provided for under the foregoing provisions of this Section 1 and (iii) your Termination Date

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precedes or occurs on the date of the closing of such merger, consolidation, tender offer or exchange offer, then unless otherwise agreed to by both parties in writing, all amounts to which you are or shall become entitled to under this Agreement, which are calculable as of the closing date, shall be accelerated to, and become immediately due and payable contemporaneously with such closing (or, if later, the Release Effective Date (as defined below).
(e)Notwithstanding anything in this Agreement to the contrary, your entitlement to the Severance Package is subject to the following requirements:
(i)You (or your estate, if applicable) must execute, deliver to the Company and not revoke a waiver and release of claims (a “Release”) substantially in the form attached hereto as Exhibit A hereto (subject to any modifications thereto as the Board reasonably determines are necessary to meet the requirements of applicable law) that becomes effective and irrevocable by no later than 60 days after the later of (A) the Termination Date and (B) the date that any of the events set forth under the definition of Change of Control shall have occurred (the date on which the Release becomes effective and irrevocable, the “Release Effective Date”).
(ii)You must comply with the restrictive covenants (the “Covenants”) set forth in Exhibit B hereto. In the event you fail to comply with any of the Covenants, you shall repay to the Company any portion of the Severance Package that you previously received, and no further portions of the the Severance Package shall be payable to you under this Agreement.
2.Procedures for Termination of Employment.
If your employment be terminated or intended to be terminated:
(a)For Cause, the Company shall transmit to you written notice setting forth the Cause for which you are proposed to be dismissed in sufficient detail to permit a reasonable assessment of the bona fides thereof, and setting a meeting of the Board not less than 30 days following the date of such notice at which the Board shall consider your termination and at which you and your counsel shall have the opportunity to be heard, following which the Board shall either by resolution withdraw the notice, or if it so finds in its good faith opinion, issue its report within 10 days thereafter that Cause exists and specifying the particulars of its findings, in which latter event a “final notice” shall occur. After receipt of a “final notice” of intended termination for Cause, you may contest such “final notice” in any court described in Section 4(b)(i) and all provisions of this Agreement, shall be continued until a Termination Date is determined pursuant to such contest. Within 10 days following the commencement of any such contest, the Company must escrow all amounts which would have been due pursuant to Section 1(a) if the “final notice” were not valid, at a bank of your choice (subject to applicable

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law and regulation). Should the result of the contest from which no further appeal is possible be that the:
(i)“final notice” is valid, then the Termination Date shall be the date no further appeal is possible;
(ii)“final notice” is not valid, then the Termination Date shall be the date no further appeal is possible.
(b)For Good Reason, you shall transmit to the Company written notice setting forth the Good Reason for which you propose to terminate your employment in sufficient detail to permit a reasonable assessment of the bona fides thereof. The Board shall issue a resolution to you not more than 10 days following the date of such notice as to either:
(i)Their Acceptance - In the event the Board accepts your notice of Good Reason, then the Termination Date is established and you are entitled to receive the amounts pursuant to Section 1(a); or
(ii)Their Rejection - In the event the Board rejects your notice of Good Reason, then (A) the Company must escrow within 10 days following the rejection the amounts which would have been due pursuant to Section 1(a) if your termination for Good Reason had been accepted, at a bank of your choice, (B) you must proceed to dispute resolution pursuant to Section 4, and (C) all provisions of this Agreement shall be continued until a termination is determined pursuant to such dispute resolution from which no further appeal is possible. The Termination Date shall be the date on which no further appeal is possible.
3.Excise Tax.
Notwithstanding anything in this Agreement to the contrary, if any amounts due to you under this Agreement and any other plan or program of the Company constitute a “parachute payment” as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount you would receive if you were paid three times your “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less $1.00. This reduction in parachute payments will be taken only from (a) first, the cash payable under subsection (a) of the definition of Severance Package hereunder and (b) if further reduction is necessary, from performance awards (in chronological order beginning with the oldest) but only to the extent the value of such award for parachute payment purposes is equal to the economic value of such award. All determinations required to be made under this Section 3 shall be

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made by the independent public accounting firm selected by the Company, subject to your consent which will not be unreasonably withheld, conditioned or delayed, and the fees and expenses of the accounting firm will be paid by the Company. The accounting firm shall provide detailed supporting calculations both to the Company and you. Absent manifest error, any determination by the accounting firm shall be binding upon the Company and you.
4.Dispute Resolution.
(a)This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without regard to any choice of law principles that would result in the application of the laws of another jurisdiction.
(b)It is irrevocably agreed that if any dispute arises with respect to any action, suit or other legal proceeding pertaining to this Agreement or to the interpretation of or enforcement of any of your rights under this Agreement:
(i)the Company and you agree that exclusive jurisdiction for any such suit, action or legal proceeding shall be in the state district courts of Texas sitting in Harris County, Texas;
(ii)the Company and you are each at the time present in Texas for the purpose of conferring personal jurisdiction;
(iii)the Company and you each consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction;
(iv)the Company and you each waive any objection it may have to the laying of venue of any such suit, action or legal proceeding in any of such court;
(v)the Company and you each waive any objection or right to removal that may otherwise arise in any such suit, action or legal proceeding;
(vi)any such suit, action or legal proceeding may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived;
(vii)service of process in any such suit, action or legal proceeding may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party at the address provided in Section 7 hereof; and
(viii)prior to any trial on the merits, the Company and you will submit to court supervised, non-binding mediation.

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(c)Notwithstanding any contrary provision of Texas law, the Company shall have the burden of proof with respect to any of the following:
(i)that Cause existed at the time any notice was given to you under Section 2;
(ii)that Good Reason did not exist at the time notice was given to the Company under Section 2;
(iii)that the Company is not in default in performance of its obligations under this Agreement;
(iv)that the termination of your employment was not at the request of a third party who has taken steps reasonably calculated to effect the Change of Control and otherwise did not arise in connection with or anticipation of the Change of Control; and
(v)that a Change of Control has not occurred.
5.Successors; Binding Agreement.
(a)In the event any Successor does not assume this Agreement by operation of law, the Company will seek to have any Successor, by agreement in form and substance reasonably satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (unless assumption occurs as a matter of law) shall constitute Good Reason for termination by you of your employment and, upon delivery of a notice of termination by you to the Company, you shall be entitled to the benefits provided for herein.
(b)This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Fees and Expenses.
The Company shall reimburse you for all legal and other costs (including but not limited to, administrative, accounting, tax, human resource and expert witness fees and expenses) incurred by you as a result of your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.
You shall submit all invoices for such costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred. The Company shall reimburse you for such costs within 14 days of receipt of such invoices.

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7.Notices.
Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice for purposes hereof, directed to the attention of the Chair of the Compensation Committee of the Board, in the care of the Company’s Secretary, and (b) if to you, at your residence address, as reflected in the records of the Company, or to such other address as you may have designated to the Company in writing for purposes of this Agreement.
8.Indemnity.
You will receive, to the fullest extent possible and to such greater extent as applicable law hereafter may permit, indemnity from the Company on terms at least as favorable as that provided under (i) any Indemnity Agreement of the Company to which you are a party or an intended beneficiary, or (ii) the Company’s Bylaws as in effect on the Effective Date or, if earlier, your Termination Date.
9.Validity.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.Survival.
All obligations undertaken and benefits conferred pursuant to this Agreement, shall survive any termination of your employment and continue until performed in full.
11.Miscellaneous.
(a)No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement supersedes the Change of Control Agreement dated August 20, 2015 between the parties.
(b)Failure to pay within 10 days of a payment due date or notice thereon (whether payment is disputed or not) will result in a default under this Agreement. Past due

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amounts will accrue interest and compound at the lesser of 2% per month or the highest interest rate allowed by applicable law.
(c)All payments made under this Agreement will be subject to applicable deductions for taxes and social security contributions.
12.Duplicate Originals.
This Agreement has been executed in duplicate originals, with one to be held by each of the parties hereto.
13.Section 409A.
(a)Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of an additional tax under Section 409A of the Code, that provision of this Agreement will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect your rights to the benefits provided by this Agreement. This Agreement is intended to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A of the Code. The Agreement shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code. You shall have no right to specify the calendar year during which any payment hereunder shall be made.
(b)Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not be amended or terminated in such manner that would cause this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.
(c)If you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your “Separation from Service” (as defined under Section 409A of the Code) as determined by the Company, the payment of any amount under this Agreement on account of your Separation from Service that is deferred compensation subject to the provisions of Section 409A of the Code and not otherwise excluded from Section 409A of the Code, shall not be paid until the earlier of your death or the later of the first business day that is six months after the date after your Separation from Service or the date the payment is otherwise payable under this Agreement (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the

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absence of such delay) shall be paid or reimbursed to you in a lump sum, without interest, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed or in-kind benefits provided under this Agreement during one taxable year may not affect the amounts reimbursed or provided in any other taxable year, the reimbursement of an eligible expense shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of an in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in this Agreement, you agree that you shall submit reimbursable expenses to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.
(e)An entitlement to a series of payments under this Agreement will be treated as an entitlement to a series of separate payments.
If this letter correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this letter to the Company.
Sincerely,
OCEANEERING INTERNATIONAL, INC.

______________________________________
Jennifer Simons
Secretary

Agreed to as of the date first written above

______________________________________
Roderick A. Larson

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ANNEX I
TO CHANGE OF CONTROL AGREEMENT DATED MARCH 17, 2026
BETWEEN
OCEANEERING INTERNATIONAL, INC.
AND
RODERICK A. LARSON

Definition of Certain Terms

“Agreement” means this Change of Control Agreement between you and the Company dated as of March 17, 2026.

“Base Salary” means your annual salary, as determined by the Company.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, except as otherwise specified, as in effect on the date hereof and as the same shall be amended or otherwise modified to, but not on or after, any Change of Control.

“Cause” means your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to your employment with the Company.

“Change of Control” means the earliest date at which:
(i)any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or
(ii)individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
(iii)the Company is merged or consolidated with another corporation or entity, and as a result of such merger or consolidation, less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or

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(iv)the consummation of (a) a tender offer or (b) exchange offer by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or
(v)all or substantially all of the assets of the Company are sold or transferred to a Person as to which: (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets; and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.
“Company” means Oceaneering International, Inc., a Delaware corporation.
“Disability” means your continuing full-time absence from your duties with the Company for 90 days or longer as a result of physical or mental incapacity, which absence is anticipated to extend for 90 additional days or longer. Your need for absence and its anticipated duration shall be determined solely by a medical physician of your choice to be approved by the Company, which approval shall not be unreasonably withheld.
“Effective Date” means the earliest date upon which (i) any of the events set forth under the definition of Change of Control shall have occurred, (ii) the receipt by the Company of a Schedule 13D stating the intention of any Person to take actions which, if accomplished, would constitute a Change of Control, (iii) the public announcement by any Person of its intention to take any such action, in each case without regard for any contingency or condition which has not been satisfied on such date, (iv) the agreement by the Company to enter into a transaction which, if consummated, would result in a Change of Control, or (v) consideration by the Board of a transaction which, if consummated, would result in a Change of Control.
If, however, an Effective Date occurs but the proposed transaction to which it relates ceases to be actively considered or it is not consummated within 12 months of such Effective Date, the Effective Period will be deemed not to have commenced for purposes of this Agreement. If an Effective Date occurs with respect to a proposed transaction which ceases to be actively considered but for which active consideration is revived, the Effective Date with respect to the Change of Control that ultimately occurs shall be that date when consideration was revived and carried through to consummation.
“Effective Period” means the period beginning on the Effective Period Commencement Date and ending on the Effective Period Conclusion Date.

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“Effective Period Commencement Date” means the date falling one year prior to the Effective Date.
“Effective Period Conclusion Date” means the date falling two years after the occurrence of a merger or consolidation set forth under clause (iii) of the definition of Change of Control, but in no event later than three years after the first event that constituted a Change of Control.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Good Reason” means any of the following:
(i)except as a result of your death or due to Disability, a change in your status, title(s) or position(s) with the Company, including as an officer of the Company, which, in your reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from your status, title(s) and position(s) immediately prior to the Effective Date; or the withdrawal from you of any duties or responsibilities which in your reasonable opinion are consistent with such status, title(s) or position(s); or any removal of you from or any failure to reappoint or reelect you to such position(s); or
(ii)a reduction by the Company in your annual Base Salary, SERP (or equivalent), annual bonus opportunity or aggregate long-term incentive compensation in effect immediately prior to the Effective Date and as may subsequently be increased thereafter; or
(iii)the failure by the Company to continue in effect any Plan in which you were participating immediately prior to the Effective Date other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any such Plan on at least as favorable a basis to you as is the case immediately prior to the Effective Date or which would materially reduce your benefits under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the Effective Date, except as proposed by you to the Company; or
(iv)the relocation of the principal place of your employment to a location 25 miles further from your principal residence without your express written consent; or
(v)the failure by the Company upon a Change of Control to obtain the assumption of this Agreement by any Successor (other than by operation of law); or
(vi)any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which you attended to or were engaged in immediately prior to a Change of Control which do not otherwise violate your obligations hereunder; or

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(vii)any default by the Company in the performance of its obligations under this Agreement, whether before or after a Change of Control.
“Indemnity Agreement” means that certain agreement between you and the Company dated as of May 29, 2012, and any successor thereto.
“Long-Term Incentive Bonus Plan” means the Company’s long-term incentive plans (including agreements issued thereunder, e.g., Restricted Stock Agreements and Stock Option Agreements) or any other plan or agreement approved by the Board, other than the Short-Term Incentive Award Program, which provides for the payment of additional incentive compensation or equity consideration to senior executive officers contingent on the Company’s performance, including stock performance and results of operations for a specific time period, and in either case, as such plan may be amended or modified prior to, but not on or after, any Termination Date.
“Market Value” when used with respect to a Share, means (i) if Shares are listed or quoted on a national securities exchange, the closing price per Share reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if Shares are not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc., or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if Shares are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.
“Other Plans” means any thrift plan, bonus or incentive plan, stock option or stock accumulation plan, pension plan or medical, disability, accident or life insurance plan, program or policy of the Company which is intended to benefit employees of the Company that are similarly situated to you (other than the Plans or as otherwise provided to you in this Agreement).
“Person” means any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that, as used in the definition of “Change of Control” and “Effective Date,” the term “Person” shall not be deemed to refer to the Company or any Plans sponsored by the Company.
“Plans” means the Short-Term Incentive Award Program, the Long-Term Incentive Bonus Plan and the SERP.
“Restricted Stock Agreement” means any grant or award agreement provided by the Company to you with respect to Shares which are, at the relevant time, subject to possible forfeiture.
“SERP” means the Company’s Supplemental Executive Retirement Plan, as the same shall be amended or modified to, but not on or after, any Effective Date.
“Severance Package” means your right to receive, and the Company’s obligation to pay and/or perform on, the following:

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(a)On or within five days following the Release Effective Date, the Company shall pay to you a lump sum, cash amount equal to the sum of:
(i)three times the highest annual rate of your Base Salary in effect during the then current year or any of the three years immediately preceding the Termination Date;
(ii)three times the target award you would have been eligible to receive under the then current Short-Term Incentive Award Program in respect of the then current year, regardless of any limitations otherwise applicable to the then current fiscal year (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period); and
(iii)three times the amount equaling the maximum percentage of your Base Salary contribution level by the Company for you in the SERP for the then current year multiplied by the highest annual rate of Base Salary in effect during the then current year or any of the three years preceding the Termination Date;
(b)All the outstanding contingent compensation issued or awarded to you under the Plans shall become vested, exercisable, distributable and unrestricted as of the Release Effective Date (any contrary provision in the Plans or Other Plans notwithstanding). You shall have the right immediately to:
(i)for one year after the Release Effective Date (or if earlier, until the expiration of the option term), exercise all or any portion of all your options covered by any Plan or Other Plans and to have the underlying Shares issued to you;
(ii)for one year after the Release Effective Date, in lieu of such exercise as provided in Subsection (b)(i) above, as elected by you, to receive a cash amount within five days following the Release Effective Date equal to the spread between the exercise price and the higher Market Value of the shares, multiplied by the number of shares of outstanding stock options;
(iii)performance units, restricted stock units, and any shares of restricted stock issued under the Plans and Other Plans, shall be vested as of the Release Effective Date, with all conditions to have been deemed to have been satisfied at the maximum level (provided that such awards had not theretofore been forfeited);
(iv)obtain the full benefit of any other contingent compensation rights to which you may be entitled under the Plans or Other Plans, in each case as though all applicable performance targets had been met or achieved at maximum levels for all performance periods (including those extending beyond the Effective Date) and any Plan contingencies had been satisfied in full at the date of the Change of Control and the maximum possible benefits thereunder had been earned at the date of the Change of Control;

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(c)The Company shall maintain in full force and effect for your continued benefit for a period of three years after the Release Effective Date, all Other Plans in which you were entitled to participate immediately prior to the Termination Date (at no greater cost or expense to you than was the case immediately prior to the Change of Control), including without limitation, plans providing medical, dental, life and disability insurance coverage, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is not possible, the Company shall arrange to provide you, at the Company’s cost and expense, with benefits substantially similar to those which you are entitled to receive under such plans and programs. This Agreement’s provision of continued participation in the Company’s medical and dental plans is intended to satisfy the Company’s obligation, if any, to provide such continuation coverage as required by Section 4980B of the Code; and
(d)For the 24-month period beginning on the Release Effective Date, outplacement services will be made available to you through a service provider selected by the Company; provided that the aggregate cost of such services will not exceed $50,000.
“Shares” means shares of Common Stock, $0.25 par value per share, of the Company at the date of this Agreement, as the same may be subsequently amended, modified or changed.
“Short-Term Incentive Award Program” means for each year, the Company’s fiscal year short-term incentive program, or any other such program adopted by the Board or the Compensation Committee of the Board, which provides for the payment of additional incentive compensation contingent on achievement of specified performance targets for that specific year.
“Stock Option Agreement” means any grant or award agreement providing for the grant by the Company to you of options to purchase Shares.
“Successor” shall mean any Person that succeeds to, or has the ability to control, the Company’s business as a whole, directly by merger, consolidation, spin-off or similar transaction, or indirectly by purchase of the Company’s Voting Securities or acquisition of all or substantially all of the assets of the Company.
“Termination Date” means the date that is the final date of your service in accordance with Section 2 of this Agreement.
“Voting Securities” means, with respect to any corporation or business enterprise, those securities, which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.

514904415.8	I-6

Exhibit A
WAIVER AND RELEASE OF CLAIMS
Reference is made in this waiver and release of claims (this “Release”) to the Change of Control Agreement, dated as of March 17, 2026 (the “Agreement”), between Roderick A. Larson (“you”) and Oceaneering International, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Release have the meanings assigned to them in the Agreement.
1.Release. By signing this Release, you hereby, for your own self and on behalf of your heirs, executors, administrators, and assigns, agree to and do hereby RELEASE, ACQUIT, WAIVE and FOREVER DISCHARGE (i) the Company; (ii) any past or present director, officer, employee or agent of the Company, in their individual and official capacities; (iii) the Company’s representatives, predecessors, successors-in-interest, and affiliated companies; and (iv) the present and former shareholders, agents, attorneys, fiduciaries, insurers, heirs, administrators, executors, successors and assigns of any of the foregoing entities and persons named in clauses (i), (ii) and (iii) and any other person, firm or corporation for which any of the foregoing entities and persons named in clauses (i), (ii) and (iii) may be legally responsible or which may be legally responsible for any of them (all collectively, the “Released Parties”), in each case, from any and all claims, liabilities, demands, and causes of action of whatsoever nature, accrued or unaccrued, known or unknown, fixed or contingent, which you may have or claim to have against any of the Released Parties occurring during, arising out of, or related to your employment and/or termination of employment with the Company and/or as a result of any other matter arising through the date of your signature on this Release. This release, acquittal, waiver and discharge includes, but is not limited to, claims arising under federal, state or local laws, whether equitable or legal, causes of action for breach of express or implied written or oral contract, promissory estoppel, tortious interference with contract, claims for personal injury or harm, negligence, intentional infliction of emotional injury, fraud, negligent misrepresentation, negligent supervision, libel, slander, sexual orientation or preference discrimination, race or color discrimination, invasion of privacy, religious discrimination, sex or gender discrimination, national origin discrimination, harassment, wrongful termination, violations of Chapters 21, 61 and 451 of the Texas Labor Code, violations of the Worker Adjustment and Retraining Notification (WARN) Act, violations of Title VII of the Civil Rights Act 1964, violations of the Civil Rights Act of 1866 (42 U.S.C. § 1981), violations of the Age Discrimination in Employment Act, violations of the Older Workers’ Benefit Protection Act, violations of the Genetic Information Nondiscrimination Act, violations of the Occupational Safety and Health Act, violations of the National Labor Relations Act, violations of the Americans with Disabilities Act, violations of the Family Medical Leave Act, violations of the Fair Labor Standards Act or the Equal Pay Act, violations of the Fair Credit Reporting Act, violations of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or the Employee Retirement Income Security Act of 1974, and any similar federal, state and local laws, worker’s compensation violations, retaliation for exercise of protected rights, employee health or disability benefit compensation violations, disability or handicap discrimination, loss of consortium, mental anguish, pain and suffering, lost past or future wages, lost past or future bonuses or commissions, vacation or sick pay, pension benefits, costs, punitive or exemplary damages, attorney’s fees, and pre- or post-judgment interest.

514904415.8	A-1

2.Settlement. You agree to and hereby accept the Severance Package in full compromise and settlement of all claims, demands, causes of action of whatsoever nature accrued or unaccrued, federal or state, equitable or legal occurring during, arising out of or related to your employment and/or termination of employment with the Company, including but not limited to the claims referenced in Section 1.
3.Forfeiture and Recovery of Severance Package. If you, or anyone acting on your behalf, breaches any representation or any obligation under this Release or any of the Covenants, the Company may, in addition to any other legal or equitable remedies it may have, terminate all portion of the Severance Package not yet paid or provided to you and recover all portions of the Severance Package previously paid or provided to you.
4.Exclusions. Excluded from this Release are any claims or rights that cannot be waived by law. Also excluded from this Release is your right to (a) file for workers’ compensation or unemployment compensation, (b) file a charge with an administrative agency or participate in any agency investigation, or (c) receive unpaid wages or vested employee benefits that are due.
5.Acknowledgments. You hereby warrant and represent that you have not (a) filed or caused to be filed any claim against the Released Parties, whether past or present, with any administrative agency, court of law or other tribunal, (b) assigned, sold, delivered, transferred or conveyed any rights you have asserted or may have against any of the aforementioned parties to any person or entity, in each case, with respect to any claims being released hereby, (c) assisted or advised any directors, officers, shareholders, employees or agents of any of the aforementioned parties with respect to the pursuit or evaluation of any claim against any of the aforementioned parties, or (d) engaged in the course of your employment with or services to the Company in (i) any fraudulent, tortious or illegal activity or (ii) any violation of a material policy of the Company that would cause the Company demonstrable material harm.
6.Advised to Seek Consultation. You understand that Section 1 above includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. You understand that this Release does not waive rights or claims that arise after the date that you execute this Release. Further, you are advised to consult with legal counsel regarding this Release.
7.Consideration Period. You acknowledge that you have had adequate time to review and consider this Release, and, as a result, enter into this Release willingly and voluntarily. You acknowledge that you have until [DATE], which is at least [21] [45]1 days after the date that you received this Release, to review and consider this Release.

_____________________________
1 21 days will be included here, unless the Company determines that the termination was in connection with an “exit incentive or other employment termination program” (as defined in the Older Workers’ Benefit Protection Act), in which case 45 days will be included here.

514904415.8	A-2

8.Revocation Period. You understand that you have a period of seven days after the date that you execute this Release during which you may notify the Company that you revoke this Release. If you decide to revoke this Release, notice of revocation must be provided prior to the expiration of the seven-day revocation period to the email address included on the signature page of this Release. This Release will not become effective until after the revocation period expires. If you revoke this Release, you will not receive any of the Severance Package. If you timely execute and do not revoke this Release, then this Release, and your entitlement to the Severance Package, will become effective on the eighth day after you execute this Release.
9.Agreement Not to Sue. You agree not to sue in any local, state or federal court regarding or relating in any way to your employment with, or termination of employment from, the Company, unless suit is necessary to enforce your rights under the Agreement.
10.Non-Admissions. The fact and terms of this Release, and the furnishing of consideration for this Release, are not an admission by the Company of liability or other wrongdoing under any law, but rather such liability is expressly denied. You acknowledge that the parties contemplate an unequivocal, complete and final dissolution of the employment relationship.
11.Severability. If any provision of this Release is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.
12.Entire Agreement. This Release (together with the Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties as to its subject matter. You acknowledge that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept this Release except for those set forth in this Release and the Agreement.
13.Binding Agreement. This Release shall be binding upon and inure to the benefit of (a) your heirs, successors, personal representatives and legal representatives and (b) any successor of the Company.
14.Dispute Resolution. Section 4 of the Agreement is incorporated by reference into this Release

[Signature page follows]

514904415.8	A-3

If you accept and agree to the terms of this Release, within the time frame described in this Release, please sign on the appropriate line below and return by email to the Company's General Counsel.

BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH A LEGAL ADVISOR OF MY CHOICE, THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS RELEASE, THAT I UNDERSTAND THE TERMS OF THIS RELEASE, AND THAT I VOLUNTARILY AGREE TO THE TERMS OF THIS RELEASE.

______________________________________
Roderick A. Larson

______________________________________
Date

514904415.8	A-4

Exhibit B

Restrictive Covenants
Reference is made in this Exhibit B to the Change of Control Agreement, dated as of March 17, 2026 (the “Agreement”), between Roderick A. Larson (“you”) and Oceaneering International, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them in the Agreement.
1. Generally. Your right to the Severance Package shall be further conditioned upon your compliance with the provisions of this Exhibit B. In the event you fail to comply with any of the provisions of this Exhibit B, you shall repay to the Company any portion of the Severance Package that you previously received, and no further portion of the Severance Package shall be payable to you under the Agreement.
2. Definitions. As used in this Exhibit B, the following terms shall have the following meanings:
“Business” means any specific line of business, or any product or service offering, in which the Company is engaged during your employment and as to which you had responsibilities or received Proprietary Information.
“Competing Business” means any Person which, wholly or in any significant part, engages in any business competing with the Business in the Restricted Area.
“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or any statutory or regulatory body thereof.
“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.
“Prohibited Period” means the period during which you are employed by the Company and the 24-month period beginning on the Termination Date.
“Proprietary Information” includes all confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to the business of the Company, whether in written or electronic form of writings, correspondence, notes, drafts, records, maps, invoices, technical and business logs, policies, computer programs, disks or otherwise. Proprietary Information does not include information that is or becomes publicly known through lawful means.

515546225.4	B-1

“Restricted Area” means any state or, if outside the United States, any country or subdivision thereof in which the Company (i) is then currently engaged in the Business, (ii) has engaged in the Business during the preceding two years, or (iii) is actively pursuing business opportunities for the Business, and in each such case you either (x) received Proprietary Information about the Company’s operations in such location or (y) worked for the Company in such location during the preceding two years.
3. Confidential Treatment. You acknowledge and agree that you have acquired, and will in the future acquire as a result of your employment by the Company or otherwise, Proprietary Information of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, other than in the legitimate performance of your job duties, you agree:
(a) to regard and preserve as confidential at all times all Proprietary Information;
(b) to refrain from publishing or disclosing any part of the Proprietary Information and from using, copying or duplicating it in any way by any means whatsoever; and
(c) not to use on your own behalf or on behalf of any third party or to disclose the Proprietary Information to any person or entity without the prior written consent of Oceaneering.
4. Property of the Company. You acknowledge that all Proprietary Information and other property of the Company which you accumulate during your employment with the Company are the exclusive property of the Company. Upon the termination of your employment with the Company, or at any time upon the Company’s request, you shall surrender and deliver to the Company (and not keep, recreate or furnish to any third party) any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in your possession which contain Proprietary Information relating to the business, prospects or plans of the Company. Further, you agree to use reasonable efforts to search for and delete all Company information, including Proprietary Information, from your computer, smartphone, tablet, or any other personal electronic storage devices (excluding, in each case, routine automatic backups that you cannot reasonably access), other than payroll information or other financial information that you may need for your tax filings, and, upon request, certify to the Company that you have completed this search and deletion process.
5. Cooperation. You agree that, following any termination of your employment with the Company, you will not disclose, or cause to be disclosed, any Proprietary Information, unless (in any such case) required by court order. Pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Proprietary Information that (i) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or

515546225.4	B-2

other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company may seek your assistance, cooperation or testimony following any such termination in connection with any investigation, litigation or proceeding arising out of matters within your knowledge and related to your employment by the Company, and in such instance, you shall provide such assistance, cooperation or testimony and the Company shall pay your reasonable costs and expenses in connection therewith.
6. Non-Competition; Non-Solicitation.
(a) You and the Company agree to the non-competition and non-solicitation provisions of this Section 6: (i) in consideration for the Proprietary Information provided by the Company to you; and (ii) to protect the Proprietary Information of the Company disclosed or entrusted to you by the Company or created or developed by you for the Company, the business goodwill of the Company developed through the efforts of you and the business opportunities disclosed or entrusted to you by the Company.
(b) Subject to the exceptions set forth in Section 6(c), you expressly covenant and agree that, during the Prohibited Period: (i) you will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area; and (ii) you will not, directly or indirectly, perform duties for, or provide services to, a Competing Business in the Restricted Area in any capacity that is the same as or substantially similar to the functions you performed for the Company during the preceding two years, or that would reasonably be expected to require use or disclosure of the Proprietary Information.
(c) Notwithstanding the restrictions contained in Section 6(b), you may own an aggregate of not more than 1% of the outstanding capital stock or other equity security of any class of any corporation or other entity engaged in a Competing Business, if such capital stock or other equity security is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 6(b), provided that you do not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and are not involved in the management of such corporation.
(d) You further expressly covenant and agree that, during the Prohibited Period, you will not: (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any person who or which is or was a customer of the Company, during the preceding two years, and, in each case, either (x) about which you received Proprietary Information or (y) with which you had contact or dealings on behalf of the Company.
(e) You expressly recognize that you are a key employee and an important member of the management or research and development team who will be provided with access to Proprietary Information and trade secrets as part of your employment and that the restrictive covenants set forth in this Exhibit B are reasonable and necessary in light of your position and access to the Proprietary Information.

515546225.4	B-3

7. Non-Disparagement. You agree that, following any termination of your employment with the Company, you will not make, publish, or communicate in any public forum or to the media any maliciously false, defamatory, or disparaging remarks, comments, or statements, whether orally or in writing, concerning the Company, the management of the Company, any product or service provided by the Company or the future prospects of the Company. Nothing in this paragraph is intended, or shall be interpreted, to restrict rights under Section 7 of the National Labor Relations Act, including rights to engage in concerted activities, or to preclude truthful testimony or filings with any Governmental Authority.
8. Relief. You and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Exhibit B are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. You and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Exhibit B by you, and the Company shall be entitled to enforce the provisions of this Exhibit B by terminating any portion of the Severance Package then owing to you under the Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Exhibit B but shall be in addition to all remedies available at law or in equity, including the recovery of damages from you and your agents. However, if it is determined that you have not committed a breach of this Exhibit B, then the Company shall resume payment of the Severance Package due under the Agreement and pay to you all portions of the Severance Package that had been suspended pending such determination.
9. Reasonableness; Enforcement. You acknowledge and agree that the geographic scope and duration of the covenants contained in this Exhibit B are fair and reasonable in light of: (a) the nature and wide geographic scope of the operations of the Business; (b) your level of control over and contact with the Business in all jurisdictions in which it is conducted; (c) the fact that the Business is conducted throughout the Restricted Area; and (d) the amount of compensation and Proprietary Information that you are receiving in connection with the performance of your duties for the Company. It is the desire and intent of you and the Company that the provisions of this Exhibit B be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and, therefore, to the extent permitted by applicable Legal Requirements, you and the Company hereby waive the application of any provision of applicable Legal Requirements that would render any provision of this Exhibit B invalid or unenforceable, in whole or in part.
10. Reformation. The Company and you agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Exhibit B would cause irreparable injury to the Company. You expressly represent that enforcement of the restrictive covenants set forth in this Exhibit B will not impose an undue hardship upon you or any Person affiliated with you. Further, you acknowledge that your skills are such that you can be gainfully employed in non-competitive employment, and that the restrictive covenants will not prevent you from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by

515546225.4	B-4

the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.
11. Protected Disclosures. Notwithstanding any provision to the contrary in the Agreement or this Exhibit B, nothing in the Agreement or this Exhibit B prohibits you from reporting possible violations of law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in the Agreement or this Exhibit B limits your ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Additionally, you and the Company acknowledge and agree that you do not need the prior authorization of the Company to make any such reports or disclosures, and you are not required to notify the Company or any of its affiliates that you have made such reports or disclosures.
12. Independence of Covenants. The covenants contained in this Exhibit B shall operate independently from any similar covenants contained in any other individual agreement entered into between you and the Company.

515546225.4	B-5